SEC File Number: 33-30743                             PRELIMINARY COPY


                 PIERCE INTERNATIONAL DISCOVERY, INC.
                 4505 South Wasatch Blvd., Suite 330
                      Salt Lake City, Utah 84124

                  INFORMATION STATEMENT PURSUANT TO
                   SECTION 14(c) OF THE SECURITIES
                       EXCHANGE ACT OF 1934 AND
                     RULE 14C PROMULGATED THERETO


            NOTICE OF SPECIAL MEETING OF THE SHAREHOLDERS

                  NO PROXIES ARE BEING SOLICITED AND
          YOU ARE NOT REQUESTED TO SEND THE COMPANY A PROXY.

Purpose of Information

     This Information Statement, which is being mailed on or about December
28, 1998, to the holders of shares of the Common Stock, par value $.0001 per share (the "Common Stock"), of Pierce International Discovery, Inc., a Colorado Corporation (the "Company"), is being furnished in connection with the calling of a special meeting of the shareholders for the purpose of authorizing a reverse split of the Company's common stock and a change of the Company's name.

     Because shareholders holding a majority of the shares are in favor of the following action, proxies are not being solicited in this matter.

     DATE, TIME AND PLACE OF MEETING.

     A special meeting of the shareholders of the Company will be held January 7, 1998 at 8:00 a.m. at the law office of Nathan W. Drage, which is located at 4505 South Wasatch Blvd., Suite 210, Salt Lake City, Utah 84124, and the phone number at that address is (801)274-8600 .

     NO DISSENTER'S RIGHTS OF APPRAISAL.

     The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be voted on by the shareholders at the special meeting.


           Voting Securities and Principal Holders Thereof;
        Interest of Certain Person in Matters to be Acted Upon

     1.  SHARE INFORMATION.

     As of the record date, December 12, 1998, there were approximately 750,000,000 shares of stock that the shareholders will be entitled to vote on. Each outstanding share of Common Stock is entitled to one vote.

     The following table sets forth certain information with respect to persons known to the Company to own beneficially more than five percent (5%) of the Company's voting securities, as of the record date, and persons who have served and/or are still serving as directors of the Company since the beginning of the last fiscal year, and the directors and officers of the Company as a group.

                                                    Amount and
                                       Position       Nature of      Percent
Title of       Name and Address of      with           Beneficial      of
Class          Beneficial Owner         Company        Ownership      Class

Common    Pierce International, Inc.    n/a            670,000,000      90


Common    Robert Kropf (1)         Dir. & Pres.             0           0

          Salt Lake City, Utah 841


     Management as a group (one)                       0           0

     2.  CHANGES IN CONTROL.

     The Company is currently seeking business opportunities to acquire or merge with. The Company has investigated several opportunities, but has not entered into a definitive agreement to date. The Board of directors of the Company has already authorized the issuance of ten million post split shares of the Company's common stock to the Company's president Robert Kropf, which authorization results in him being the majority shareholder of the Company.

     Changes in the composition of the Board of Directors, as well as changes in controlling ownership of the Company's voting stock, could be possible in the near future as the Company seeks business venture acquisitions or mergers.


MATTERS TO BE VOTED ON

     1. REVERSE SPLIT. As of the Record Date, the Company's stock is showing $.001 bid and $.005 offer price. Based upon current market conditions and NASDAQ listing requirements, and minimal brokerage firm interest in low priced securities, management has determined that it is in the Company's best interest to effectuate a reverse split, which is to be authorized by the shareholders. The Board is seeking authority to effectuate a 1300 to 1 reverse split.

     Fractional shares will be rounded up to the nearest full share. As existing stock certificates are sent in for transfer they will be replaced with new certificates reflecting the reverse split.

     2.  CHANGE IN THE NAME OF THE COMPANY.

     The shareholders will vote to give the Board of Directors authority to change the name of the Company to a name to be selected at a later date.

     VOTE REQUIRED FOR APPROVAL

     Approval of the proposed above action requires a majority vote of the shareholders of shares as of the Record Date. Because shareholders holding a majority of the shares are in favor of the proposed actions, proxies are not being solicited in this matter.